SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported) May 27, 1999



                           PEASE OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)





              Nevada               0-6580                           87-0285520
(State or other jurisdiction  (Commission File No.)            (I.R.S. Employer
  of incorporation)                                          Identification No.)

751 Horizon Court, Suite 203 Grand Junction Colorado    81506-8718
     (Address of principal executive offices)           (Zip Code)


Registrant's telephone number including area code:   (970) 245-5917

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Item 5.           OTHER MATERIAL EVENTS.

         On May 27, 1999 the Registrant entered into a nonbinding letter of intent with Carpatsky Petroleum, Inc. ("Carpatsky"), a publicly-held company traded on the Alberta Stock Exchange under the symbol "KPY.AL." Under the terms of the proposed transaction, Carpatsky would be merged into a subsidiary corporation of the Registrant in exchange for approximately 40.0 million shares of common stock of the Registrant to be issued to the Carpatsky shareholders. The Registrant would also assume approximately $7.5 million of Carpatsky debt. In addition, effective upon completion of the merger transaction, all of the Registrant's currently outstanding Series B Convertible Preferred Stock would be exchanged for approximately 8.0 million shares of common stock. The transaction is conditioned upon, among other things, the completion of a reserve report for the Carpatsky oil and natural gas assets showing at least $45 million in discounted future net revenue, preparation and approval of a definitive merger agreement, regulatory and shareholder approvals, including authorization of additional common stock under Registrant's corporate charter.

         The holders of Registrant's Series B Convertible Preferred Stock have agreed not to convert outstanding Series B Preferred into common stock or to purchase or sell common stock or preferred stock of the Registrant pending completion of the proposed transaction or until November 15, 1999.

RISK FACTORS

         The transaction may not close.

         The proposed merger transaction with Carpatsky is subject to a number of conditions, including preparation and signing of a definitive merger agreement and obtaining approval of our stockholders. Registrant or Carpatsky may be unable to meet the applicable conditions or the transaction could be abandoned for other reasons. In any event, the transaction will not be completed until the fall of 1999.

         Carpatsky shareholders would control Registrant

         If the proposed merger transaction is completed, the former Carpatsky shareholders would own approximately 40 million shares of stock, the former Series B Preferred holders would hold approximately 8 million shares of common stock and the common stockholders of the Registrant would own approximately 1.7 million shares. As a result, the present holders of Registrant's common stock would not be in a position to effect any control of the Registrant after the transaction.

         There are risks in producing oil and gas in Ukraine.

         All of the reserves of oil and natural gas owned by Carpatsky are in Ukraine. To date, Carpatsky has not sold its oil or natural gas produced from its properties outside Ukraine. Carpatsky believes that it has established relationships which will entitle it to transport natural gas

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produced from its properties  into Western Europe for sale on the  international market, but no such sales have been made. Following the transaction the Registrant faces a risk that it may be unable to successfully commercialize and monetize in U.S. dollars production of the Carpatsky oil and natural gas reserves. These risks are based on the number of factors, including the following:

         o        The political climate;
         o        The relationships between countries in eastern Europe;
         o The political and other regulations applicable to the oil and gas business in the Ukraine and to foreign companies such as Registrant
         o        Competitors in the Ukraine;
         o The limited access to transport petroleum products outside the Ukraine for sale;
         o The possibility that oil and natural gas prices in the Ukraine are substantially different from prevailing world prices for the commodities;
         o Development of oil and natural gas reserves in Ukraine will require special expertise and use of local resources;
         o Expropriation by the host country (although this would be in contravention of Ukraine's Law on Foreign Investment);
         o        Currency devaluation;
         o        Restriction on repatriation of capital and profits;
         o        Changes in the host country's tax regime; and
         o Non-payment for gas delivered and lack of availability to seek redress.

         The combined companies will require additional financing.

         It is anticipated that Carpatsky will be a wholly-owned subsidiary corporation of Registrant following the merger transaction. Carpatsky will require substantial additional capital resources in order to fully develop its reserves of oil and natural gas and to pay amounts it presently owes to the Ukrainian joint venture through which it holds its oil and gas properties. Registrant and Carpatsky will seek additional financing, the terms of which are presently unknown and which may be disadvantageous to Registrant's shareholders, including the former shareholders of Carpatsky.

Item 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  Exhibit           10.1   Letter  of  Intent   With   Carpatsky
                                    Petroleum, Inc., dated May 20, 1999 (signed by the Registrant on May 27, 1999)

                  Exhibit 10.2      Press Release Dated May 27, 1999.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 4, 1999

                                        PEASE OIL AND GAS COMPANY



                                        By:  /s/ Patrick J. Duncan
                                             Patrick J. Duncan, President

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                                  EXHIBIT INDEX
Exhibit No.       Description                                         Page No.

Exhibit 10.1      Letter of Intent With Carpatsky Petroleum, Inc.,
                  dated May 20, 1999 signed by the Registrant on
                  May 27, 1999)                                             6
Exhibit 10.2      Press Release Dated May 27, 1999.                         11


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